Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

NASDAQ Grants Oscient Pharmaceuticals’ Request for Continued Listing

Waltham, Mass., December 3, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced that a NASDAQ Listing Qualifications Panel (“NASDAQ Panel”) has granted the Company’s request for continued listing of its securities on The NASDAQ Global Market. The Company’s continued listing is subject to the filing of the Company’s Form 10-K for the fiscal year ending December 31, 2007 on or before February 6, 2008, which evidences over $50 million in revenue and $50 million in total assets.

During the nine months ended September 30, 2007, Oscient recorded $54.7 million in revenues, above the $50 million threshold. The Company also reported total assets of $282 million at September 30, 2007.

As previously announced, the Company received notice of non-compliance from NASDAQ due to the Company’s failure to evidence that the market value of its common shares was above the $50 million requirement for continued listing on The NASDAQ Global Market, as required by Marketplace Rule 4450(b)(1)(A). In response, the Company appeared before the NASDAQ Panel at a hearing on November 8, 2007, at which it presented its plan to evidence compliance with the alternative listing standard which requires $50 million in total assets and $50 million in total revenue in either the most recent fiscal year, or two of the three most recent fiscal years, according to Marketplace Rule 4450(b)(1)(B), upon the filing of the Form 10-K for the fiscal year ended December 31, 2007.

Based on the foregoing, the Company currently expects to be able to comply with the Panel’s conditions for continued listing of the Company’s securities on NASDAQ.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States; ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a nationwide sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

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NASDAQ Grants Request

12/3/07

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s ability to file its Form 10-K for the fiscal year ending December 31, 2007 on or before February 6, 2008, and (ii) the Company’s anticipated revenue increases for the fiscal year ending December 31, 2007. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to: (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) delays in the completion of the audit of our financial statements for the year ending December 31, 2007; (c) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; and (f) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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